Exhibit 10.1.10

Bonus Agreement

This Agreement is entered into effective as of May 5, 2009, by and between Great Plains Energy Incorporated (the “Company”) and Michael J. Chesser (the “Executive”).

WHEREAS, the independent members of the Board of Directors of the Company on May 5, 2009, authorized the payment of a cash bonus (the “Bonus”) in lieu of a full grant of restricted stock pursuant to the Company’s Long-Term Incentive Plan (the “LTIP”) and the associated Long-Term Incentive Plan awards Standards and Performance Criteria to the Executive; and

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Bonus.

NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.  Payment of Bonus.  The Company shall pay the Executive a Bonus on February 10, 2012 equal to the sum of $165,025, plus an additional amount of cash equal to the value (calculated using the closing price of Great Plains Energy common stock as of February 10, 2012) of the number of shares of Great Plains Energy common stock resulting from dividends paid and reinvested through the Dividend Reinvestment and Direct Stock Purchase Plan on 11,500 shares of Great Plains Energy stock during the period of May 5, 2009 and February 10, 2012.

2.  Payment Conditions.  Except as specifically set forth in the next sentence, no part of the Bonus shall be payable upon termination of Executive’s employment for any reason prior to February 10, 2012.  In the event of Executive’s retirement, Disability (as that term is defined in the LTIP), death, or in cases of special circumstances, the Compensation and Development Committee of the Board of Directors may waive this condition in whole or in part.

3.  Bonuses Subject to Reimbursement Obligations.  Executive acknowledges that awards under the Company’s Annual Incentive Plan and LTIP (the “Plans”) are subject to reimbursement if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based on the restated financial results or inaccurately measured objectives.  Executive further acknowledges that in the event the Executive is required to reimburse the Company for awards under the Plans, the Company may, among other actions it may take in its discretion, reduce or eliminate the amount of the Bonus payable to Executive as may be required to satisfy Executive’s reimbursement obligations.

4.  Choice of Law.  This Agreement shall be construed in accordance with the laws of the State of Missouri. Any dispute relating to this Agreement shall be brought in an appropriate Circuit Court of Missouri or the U.S. District Court for the Western District of Missouri.

5.  Entire Agreement.  This Agreement contains the entire agreement between the Executive and Company concerning the foregoing matters and no change, modification, or waiver of any provision hereof will be valid unless in writing and signed by the parties to be bound.

In witness whereof, the Company and the Executive have signed this Agreement as of the date first written above.

Great Plains Energy Incorporated	Executive

By:/s/ Robert H. West Robert H. West Independent Lead Director	/s/ Michael J. Chesser Michael J. Chesser